Exhibit 10.11
Via Transportation, Inc.
April 12, 2016
Clara Fain
Dear Clara:
I am sincerely pleased to offer you a position with Via Transportation, Inc. (the “Company” or “Via”) as its Head of Finance. In that capacity, you will be responsible for Via’s financial operations, FP&A, finance analytics, and strategic finance functions, as well as assume a leading role in supporting Via’s co-founders in investor and board relations and fundraising. You will be responsible for a team dedicated to Via’s financial operations and will report directly to Via’s Chief Executive Officer. We are excited about the prospect of your joining the Company and are looking forward to having you as a member of our team.
If you decide to join us, you will receive an annual salary of $250,000 less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you are also eligible to receive certain employee benefits including medical insurance, dental insurance, a SIMPLE IRA retirement plan, and pre-tax commuter and health benefits. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.
In addition, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors following your start date, but no later than August 1, 2016, that the Company grant you an option to purchase 255,000 shares of the Company’s Common Stock (the “Shares”), which constitute 1% of the Company’s stock on a fully diluted basis as of April 7, 2016, at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors (the “Initial Grant”). 25% of the Shares subject to the option shall vest 12 months after the date your vesting begins, no Shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date, except as set forth below. The remaining Shares shall vest monthly over the next 36 months in equal monthly amounts on the same day of the month as your Start Date (as defined below) (each such month, a “Rolling Month”), subject to your continuing eligibility. Additionally, the Initial Grant shall include the following acceleration provisions:
(1) Acceleration For Termination Within First Year. If, prior to the date that is 12 months following your Start Date (a) your employment is terminated by the Company other than for Cause (as defined in Schedule A hereto), or (b) you terminate your employment for Good Reason (as defined in Schedule A hereto), then an aggregate total of Shares equal to the sum of (x) 31,875 Shares and (y) that number of Shares equal to the product of (i) the number of full Rolling Months that you have provided services to the Company on a full-time basis and (ii) 1/48th of the total number of Shares, shall immediately vest and become exercisable (i.e., if your employment is terminated for the reasons set forth in (a) or (b) after three (3) full Rolling Months following your Start Date, a total of 47,812 Shares (which is 9/48ths of the total number of Shares) shall vest and become exercisable); and
(2) Acceleration For Termination Between One Year and Eighteen Months. If either of the conditions set forth in 1(a) or 1(b) of this paragraph occur on or after the one-year anniversary of your Start Date but before the date that is 18 months following your Start Date, then you will be deemed to have vested a number of Shares such that the total aggregate number of Shares vested and exercisable will equal 95,625 Shares (i.e., if your employment is terminated for the reasons set forth in 1(a) or 1(b) in month 15 following your Start Date, you will accelerate 3 months’ worth of Shares such that the total aggregate number of Shares vested and exercisable will be equal to 18 months’ of vesting).
If, within the 18 months following your Start Date, the Company closes a Series D equity financing round whereby the Company’s pre-money valuation is at least twice the post-money valuation of the Company immediately following its Series C financing round, it will be further recommended that the Company’s Board of Directors grant you an additional option to purchase 50,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors (the “Follow-on Grant”), subject to your continued employment with the Company through such date. This Follow-on Grant shall vest according to the same four-year vesting schedule with a one-year cliff as the Initial Grant above (other than the acceleration provisions set forth above).
Each option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. The Stock Option Agreements in connection with the Initial Grant and the Follow-on Grant shall contain “double trigger” acceleration provisions, whereby 100% of the shares subject to the Initial Grant and the Follow-on Grant will vest immediately if, within twelve (12) months after or within three (3) months prior to the consummation of a Change in Control (as defined in the Stock Option Plan), the Company terminated your employment with the Company other than for Cause (as defined in the applicable Stock Option Agreement) or you terminate your employment for Good Reason (as defined below). No right to any stock is earned or accrued until such time that vesting occurs, nor does the granted confer any right to continue vesting or employment.
The Company looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.
As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook, which the Company will soon complete and distribute.
As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. You must also sign and complete the attached general statement regarding overtime pay required by the State of New York. If you accept our offer, your first day of employment will be April 25, 2016 (your “Start Date”). This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed, and returned by April 25, 2016.

We look forward to your favorable reply and to working with you at Via Transportation, Inc.

Sincerely,

/s/ Daniel Ramot
Daniel Ramot
Chief Executive Officer

Date:	04/18/2016	/s/ Clara Fain
Signature

Clara Fain
Name of Employee (typed or printed)
Enclosures
Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

SCHEDULE A
Definitions
“Cause” shall mean:
(a)    An unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
(b)    A material breach by you of any agreement between you and the Company;
(c)    A material failure by you to comply with the Company’s written policies or rules;
(d)    Your violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates;
(e)    Your (i) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or (ii) committing of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates;
(f)    Your gross negligence or willful misconduct that was or is or is likely to be materially injurious to the Company or its affiliates;
(g)    A continuing failure by you to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors (other than a failure resulting from your death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)) and you fail to remedy such condition within 30 days after receiving such written notification; or
(h)    A failure by you to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.
“Good Reason” shall mean any of the following: (a) a material diminution of your authority, duties or responsibilities; provided, however, that a diminution in authority, duties or responsibilities solely by virtue of the Company or an affiliate being acquired and made part of a larger entity (for example, where you retain essentially the same responsibility and duties of the subsidiary, business unit or division substantially containing the Company’s business following a change of control) shall not constitute “Good Reason”; (b) a relocation of the Company’s principal office or your position to a location outside of the Greater New York City metropolitan area; or (c) any material reduction in your pay or benefits other than in connection with a company-wide salary reduction. Before you terminate your employment for Good Reason, (i) you must provide the Company with written notice within 90 days of the event that you believe constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and (ii) the Company must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition; and provided, further, that a termination for Good Reason must occur within 150 days after the occurrence of the event constituting Good Reason.